CONSENT OF KPMG LLP, INDEPENDENT AUDITORS



The Board of Directors
LightPath Technologies, Inc.


We consent to incorporation by reference in the registration statements (No.'s 333-23511, 333-23515, 333-41705 and 333-92017) on Form S-8 and (No.'s 333-37443,
333-39641, 333-47905 and 333-86185) on Form S-3 of LightPath Technologies, Inc. of our report dated August 10, 1999, except for Note 5 which is as of December 14, 1999, relating to the balance sheets of LightPath Technologies, Inc. as of June 30, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in the June 30, 1999, annual report on Form 10-KSB/A-2 of LightPath Technologies, Inc..

Our report dated August 10, 1999, except for Note 5 which is as of December 14, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and is dependent on external sources of capital, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                                        KPMG LLP

Albuquerque, New Mexico
December 20, 1999